Exhibit 99.1

GrafTech Concludes $570 Million Revolving Credit Facility Refinancing

Parma, OH – October 11, 2011 – GrafTech International Ltd. (NYSE:GTI) today announced the successful completion of the refinancing of its principal revolving credit facility. The new five-year, $570 million revolver represents a $310 million increase over the prior agreement and extends the maturity date to October 2016 with improvements to rates, terms and conditions.

Lindon Robertson, Vice President and Chief Financial Officer, stated, “The refinancing was received very favorably in the financial markets. This is an important step that will support our strategic and financial initiatives for growth and enhance shareholder value.”

The new credit agreement funds traditional working capital requirements and provides a stronger platform for growth, organically and through acquisitions. The transaction was syndicated to a group of lenders including J.P. Morgan, Bank of America and BNP Paribas.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in over 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 16 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: Except for historical information contained herein, the statements made in this release and related discussions about such matters as our growth, integration or expansion initiatives, future strategic or financial activities and other plans constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 . Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: unforeseen delays, costs or liabilities associated with our growth, integration and expansion plans, the ability to successfully integrate acquired businesses and to realize expected benefits and synergies, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.